As filed with the Securities and Exchange Commission on November 2, 2005

File No. 333-126287

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DG ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	20-2795699
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

420 Lexington Avenue
Suite 2650
New York, New York 10170
(212) 916-7426
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark R. Graham, Co-Chief Executive Officer
420 Lexington Avenue
Suite 2650
New York, New York 10170
(212) 916-7426
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William N. Dye Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8219 (212 728-9219 – Facsimile	James R. Tanenbaum Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104 (212) 468-8000 (212) 468-7900 – Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A Units, each consisting of one share of Class A Common Stock, $.0001 par value, and one Class A Warrant(3)	10,206,250	$8.00	$81,650,000	$9,610.21
Class B Units, each consisting of one share of Class B Common Stock, $.0001 par value, and one Class B Warrant	125,000	$8.00	$1,000,000	$117.70
Shares of Class A Common Stock included as part of the Class A Units(3)	10,206,250	—	—	—	(4)
Shares of Class B Common Stock included as part of the Class B Units	125,000	—	—	—	(4)
Class A Warrants included as part of the Class A Units(3)	10,206,250	—	—	—	(4)
Class B Warrants included as part of the Class B Units	125,000	—	—	—	(4)
Shares of Class A Common Stock underlying the Class A Warrants included in the Class A Units(5)	10,206,250	$6.00	$61,237,500	$7,207.65
Shares of Class B Common Stock underlying the Class B Warrants included in the Class B Units	125,000	$6.00	$750,000	$88.28
Underwriter's Unit Purchase Option	1	$100	$100	—	(4)
Units underlying the Underwriters Unit Purchase Option (the "Underwriter's Units")(5)	450,000	$9.38	$4,221,000	$496.81
Shares of Class A Common Stock included as part of the Underwriter's Units(5)	450,000	—	—	—	(4)
Class A Warrants included as part of the Underwriter's Units(5)	450,000	—	—	—	(4)
Shares of Class A Common Stock underlying the Class Warrants included in the Underwriter's Units(5)	450,000	$7.50	$3,375,000	$397.24
Total			$152,233,600	$17,917.89

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Previously paid in connection with our initial registration statement on Form S-1 filed with the Securities and Exchange Commission on June 30, 2005.

(3)	Includes 1,331,250 Units, 1,331,250 shares of Common Stock and 1,331,250 Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(4)	No fee pursuant to Rule 457(g).

(5)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains one form of prospectus (the "Prospectus") relating to a public offering of an aggregate of 8,875,000 Class A units of DG Acquisition Corp. and a separate cover page and back cover page to be attached to the Prospectus relating to the offering of 125,000 Class B units to the existing shareholders of DG Acquisition Corp. Such cover pages appear in this Registration Statement immediately following the Prospectus.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus
Subject to Completion, November 2, 2005

PROSPECTUS

$71,000,000

DG ACQUISITION CORP.

8,875,000 Class A Units

DG Acquisition Corp. is a newly organized blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on acquiring an operating business in the infrastructure industry. We do not have any specific business combination under consideration and we have not (nor has anyone on our behalf) contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction.

This is an initial public offering of our securities. Each Class A unit consists of:

•	one share of our Class A common stock; and

•	one Class A warrant.

Each Class A warrant entitles the holder to purchase one share of our Class A common stock at a price of $6.00. Each Class A warrant will become exercisable on the later of our completion of a business combination and                          , 2006 [one year from the date of this prospectus], and will expire on                          , 2010 [five years from the date of this prospectus], or earlier upon redemption.

We have granted Merriman Curhan Ford & Co. ("MCF"), the representative of the underwriters, a 45-day option to purchase up to 1,331,250 additional Class A units solely to cover over-allotments, if any (over and above the 8,875,000 Class A units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to MCF, for $100, as additional compensation, an option to purchase up to a total of 450,000 Class A units at $9.38 per unit. The Class A units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in these units have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units, common stock or warrants. The Class A units will be quoted on the OTC Bulletin Board under the symbol                      on or promptly after the date of this prospectus. Once the securities comprising the Class A units begin separate trading, the common stock and warrants will be quoted on the OTC Bulletin Board under the symbols                      and                     , respectively. We cannot assure you that our securities will continue to be quoted on the OTC Bulletin Board.

Concurrently with this offering, we will be selling to DG Acquisition I LLC, a limited liability company owned by some of our existing investors, 125,000 Class B units (the "Class B units") for a total purchase price of $1,000,000, or $8.00 per unit. Each Class B Unit will consist of (i) one share of Class B common stock and (ii) one warrant to purchase one share of Class B common stock (a "Class B warrant"). The Class B common stock will be identical to the Class A common stock except that it (i) will not be convertible into cash in the trust account and (ii) will not receive any amounts upon liquidation before a business combination.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)	Proceeds, before expenses, to us
Per unit	$8.00	$0.56	$7.44
Total	$71,000,000	$4,970,000	$66,030,000

(1)	Includes a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $0.08 per unit ($710,000 in total) payable to MCF. Additionally, MCF has agreed to defer underwriting fees equal to 2.0% of the gross proceeds of this offering, or $1,420,000 ($1,633,000 if the underwriter's over-allotment option is exercised in full), until the consummation of a business combination. Upon the consummation of a business combination, we will pay such deferred fees to MCF out of the proceeds of this offering held in a trust account at Smith Barney, a division of Citigroup Global Markets, Inc., maintained by Continental Stock Transfer & Trust Company acting as trustee. MCF will not be entitled to any interest accrued on the deferred underwriting fees. See "Underwriting—Commissions and Discounts."

Of the net proceeds we receive from this offering and the offering of the Class B units, $66,260,000 ($7.47 per Class A unit), which includes MCF's deferred fees, will be deposited into a trust account at Smith Barney, a division of Citigroup Global Markets, Inc., maintained by Continental Stock Transfer & Trust Company acting as trustee.

We are offering the units for sale on a firm-commitment basis. MCF, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about                                                           , 2005.

Merriman Curhan Ford & Co.

                    , 2005

i

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to "we," "us" or "our company" refer to DG Acquisition Corp. When we use the term ‘‘unit’’ or ‘‘units’’ we mean the Class A units offered pursuant to this prospectus and the Class B units. When we use the term ‘‘common stock’’ we mean our Class A common stock included in the Class A units offered pursuant to this prospectus and our Class B common stock issued or to be sold to our existing stockholders. When we use the term ‘‘warrant’’ or ‘‘warrants’’ we mean our warrants to purchase Class A common stock included in the Class A units offered pursuant to this prospectus and our Class B warrants. When we use the term "public stockholders" we mean the holders of the shares of Class A common stock which are being sold as part of the Class A units in this offering, including any of our existing stockholders to the extent that they purchase such shares. Unless we tell you otherwise, the information in this prospectus assumes that the representative of the underwriters will not exercise its over-allotment option. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Except where otherwise indicated, all information presented in this prospectus is adjusted to give effect to (i) a four-for-three reverse stock split, effective September 30, 2005, and (ii) the reclassification, effective October 14, 2005, of the Company's common stock as Class A common stock and Class B common stock and the classification of all shares of common stock held by the existing shareholders of the Company as Class B common stock.

We are a blank check company organized under the laws of the State of Delaware on April 27, 2005. We were formed with the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. To date, our efforts have been limited to organizational activities.

Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on seeking a business combination with an operating company in the infrastructure industry. The infrastructure industry is made up of companies that own, manage, service and maintain basic facilities, services and installations needed for the functioning of our society. The industry can be segmented into the following sectors: power and energy-related facilities; transportation; and water, sanitation and environmental services.

We are not considering any specific business combination nor have we (nor has anyone on our behalf) contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction. We have not (nor have any of our agents or affiliates) been approached by any candidates (or representative of any candidates) with respect to a possible acquisition transaction with our company. Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate.

Our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets (all of our assets, including the funds held in the trust account, less our liabilities) at the time of such acquisition, although this may entail simultaneous acquisitions of several operating businesses. If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, each of such sellers must agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business.

The target business that we acquire may have a fair market value substantially in excess of 80% of our net assets. In order to consummate such an acquisition, we may issue a significant amount of our debt or equity securities to the sellers of such businesses and/or seek to raise additional funds through a private offering of debt or equity securities. Since we are not currently considering any specific business combination, we have not entered into any such fundraising arrangement and have no current intention of doing so.

Concurrently with this offering, we will be selling to DG Acquisition I LLC, a limited liability company owned by some of our existing investors, 125,000 Class B units for a total purchase price of $1,000,000, or $8.00 per unit. Each Class B unit will consist of (i) one share of Class B common stock and (ii) one Class B warrant. The Class B common stock is identical to the Class A common stock except that it (i) will not be convertible into cash in the trust account and (ii) will not receive any amounts upon liquidation before a business combination. The Class B warrants have the same terms as the warrants included in the units being offered pursuant to this prospectus except that prior to a business combination they are exercisable only for Class B common stock. The Class B common stock will convert into Class A common stock upon the consummation of the business combination.

Our principal executive offices are located at 420 Lexington Avenue, Suite 2650, New York, New York 10170 and our telephone number is (212) 916-7426.

The Offering

Securities offered:	8,875,000 Class A units, at $8.00 per unit, each unit consisting of:

•	one share of Class A common stock; and

•	one Class A warrant to purchase a share of Class A common stock.

The Class A units will begin trading on or promptly after the date of this prospectus. Each of the Class A common stock and warrants may trade separately on the 20th trading day after the earlier to occur of the expiration of the over-allotment option and the exercise in full by MCF of such option unless MCF determines that an earlier date is acceptable (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular). In no event will MCF allow separate trading of the Class A common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date the Class A units commence trading. The audited balance sheet will reflect our receipt of the proceeds from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in such Form 8-K, or an amendment thereto, or in a subsequent Form 8-K, information indicating whether MCF has allowed separate trading of the common stock and warrants prior to the 20th trading day after the earlier to occur of the expiration of the over-allotment option and the exercise in full by MCF of such option.

Common stock:

Number of shares of Class B common stock outstanding before this offering	2,250,000 shares

Number of shares of Class B common stock to be sold in offering of Class B units	125,000 shares

Number of shares of Class A and Class B common stock to be outstanding after this offering	11,250,000 shares

Warrants:

Number outstanding before this offering	0 warrants

Number of Class B warrants sold in offering of Class B units	125,000 warrants

Number of Class A warrants and Class B warrants to be outstanding after this offering	9,000,000 warrants

Exercisability	Each Class A warrant sold in this offering is exercisable for one share of Class A common stock.

Each Class B warrant sold to the existing stockholders will be exercisable for one share of Class B common stock until the Company effects a business combination, if at all. At such time, each Class B warrant will be exercisable for one share of Class A Common Stock.

Exercise price	$6.00 per warrant

Exercise period	The warrants will become exercisable on the later of:

•	the completion of a business combination with a target business, and

•	[ ], 2006 [one year from the date of this prospectus].

The warrants will expire at 5:00 p.m., New York City time, on [ ], 2010 [five years from the date of this prospectus] or earlier upon redemption.

Redemption	We may redeem the outstanding warrants (including any warrants issued upon exercise of the unit purchase option) at any time after the warrants become exercisable:

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon a minimum of 30 days' prior written notice of redemption, and

•	if, and only if, the last sales price of our Class A common stock equals or exceeds $11.50 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption.

In the event we call the warrants for redemption, we have agreed that any warrants purchased by our directors during the ten-month period following separate trading of the Class A warrants will be exercisable by them on a cashless basis.

The redemption criteria for our warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

Proposed OTC Bulletin Board symbols for our:

Class A units	[ ]

Class A common stock	[ ]

Class A warrants	[ ]

Offering proceeds to be held in trust:	Proceeds of the offering of Class A units and Class B units, totaling $66,260,000 ($7.47 per Class A unit), will be placed in a trust account at Smith Barney, a division of Citigroup Global Markets, Inc., maintained by Continental Stock Transfer & Trust Company, acting as trustee pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of the completion of a business combination and our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $1,600,000). Additionally, the proceeds held in the trust account will be used to pay MCF a deferred fee equal to 2.0% of the gross proceeds of this offering and the offering of the Class B units, or $1,440,000 ($1,653,000 if the underwriter's over-allotment option is exercised in full), upon the consummation of a business combination. MCF will not be entitled to any interest accrued on the deferred underwriting fees.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Limited payments to insiders:	There will be no fees or other cash payments paid to our existing security holders or our officers and directors other than:

•	repayment of a $120,000 non-interest bearing loan made by John C. Drake and Mark R. Graham;

•	payment of $7,500 per month to Blue Alternative Asset Management LLC for office space and related services; and

•	reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations.

Notwithstanding the foregoing, any of our officers and directors that purchase Class A units in this offering or purchase Class A units or shares of Class A common stock in the aftermarket will share in the cash proceeds of the trust in the event of a liquidation with respect to the Class A common stock so purchased.

Stockholders must approve business combination:
We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their shares of Class B common stock in accordance with the vote of the majority of the shares of Class A common stock that are voted. We will proceed with a business combination only if a majority of the shares of Class A common stock that are voted are voted in favor of the business combination and stockholders owning less than 20% of the shares of Class A common stock sold in this offering exercise their conversion rights described below.

Conversion rights for stockholders voting to reject a business combination:

Stockholders voting against a business combination will be entitled to convert their Class A common stock into a pro rata share of the trust account, including any after-tax interest earned on their portion of the trust account but not including any share of the amount representing MCF's deferred fees, if the business combination is approved and completed. Our existing stockholders will not have such conversion rights with respect to any shares of Class B common stock owned by them, directly or indirectly. Stockholders who convert their Class A common stock into their share of the trust fund will continue to have the right to exercise any warrants they may hold.

Liquidation if no business combination:	We will dissolve and promptly distribute only to the holders of our Class A common stock the amount in our trust account (including any after-tax accrued interest) plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). The holders of Class B common stock will not receive distributions with respect to their Class B common stock upon our liquidation prior to a business combination. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust account.

Escrow of existing stockholders' shares:
On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they owned before this offering and the Class B units they purchase concurrently with this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, (such as transfers to relatives and trusts for estate planning purposes, while remaining in escrow), these shares will not be transferable during the escrow period and will not be released from escrow until the earlier of (i) [ ], 2006 [one year after the completion of a business combination] and (ii) the date on which the last sales price of our Class A common stock equals or exceeds $13.50 per share for any 20 trading days within a 30- trading day period subject to certain limited exceptions such as our liquidation following a business combination or a subsequent transaction resulting in our stockholders having a right to exchange their shares for cash or other securities.

Risks

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. Additionally, our initial security holders' initial equity investment is below that which is required under the guidelines of the North American Securities Administrators' Association, Inc. You should carefully consider these and the other risks set forth in the section entitled "Risk Factors" beginning on page 9 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data are presented.

	September 30, 2005
	Actual	As Adjusted(1)
Balance Sheet Data:
Working capital (deficiency)	$(99,910)	$66,443,500
Total assets	123,500	66,443,500
Total liabilities	100,000	–
Value of common stock which may be converted to cash ($7.30 per share)	–	12,951,021
Stockholders' equity	23,500	53,492,479

(1)	Assumes full payment to MCF of the underwriter's discount out of the gross proceeds of the proposed offering, including $1,440,000 being held in the trust account ($1,653,000 if the underwriter's over-allotment option is exercised in full).

The "as adjusted" information gives effect to (i) the sale of the Class A units in this offering, (ii) the concurrent sale of 125,000 Class B units and (iii) the application of the related gross proceeds and the payment of the estimated remaining costs from such sale and the repayment of the accrued and other liabilities required to be repaid, including the $120,000 in aggregate (including $20,000 of additional shareholder loans after September 30, 2005) of promissory notes payable to the Chairman of our Board of Directors and our Co-Chief Executive Officer.

The working capital deficiency excludes $123,410 of costs related to this offering which were paid prior to September 30, 2005. These deferred offering costs have been recorded as a long-term asset and are reclassified against stockholders' equity in the "as adjusted" information.

The working capital and total assets amounts, as adjusted, include the $66,260,000 to be held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, the trust account will be distributed solely to our public stockholders.

We will not proceed with a business combination if stockholders owning 20% or more of the shares of Class A common stock sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if stockholders owning up to approximately 19.99% of the shares of Class A common stock sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 8,875,000 shares of Class A common stock sold in this offering, or

1,774,112 shares of Class A common stock, at an initial per-share conversion price of approximately $7.30, without taking into account interest earned on the trust account. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued after-tax interest, but excluding the amount representing the deferred portion of MCF's fees, as of two business days prior to the proposed consummation of the business combination,

•	divided by the number of shares of Class A common stock sold in this offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus, before making a decision to invest in our units.

Risks associated with our business

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to commence operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire one or more operating businesses. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues until, at the earliest, after the consummation of a business combination. We currently have a working capital deficit whereby our current liabilities exceed our current assets (cash). The report of our independent certified public accountants on our financial statements includes an explanatory paragraph stating that our ability to continue as a going concern is dependent on the consummation of this offering. The financial statements do not include any adjustments that might result from our inability to consummate this offering or our ability to continue as a going concern.

If we are forced to liquidate before a business combination and distribute the trust account, our public stockholders will receive less than $8.00 per share and our warrants will expire worthless.

If we are unable to complete a business combination within the prescribed time frames and are forced to liquidate our assets, the per-share liquidation distribution will be less than $8.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate before the completion of a business combination.

If the net proceeds of this offering not being placed in trust are insufficient to allow us to operate for at least the next 24 months, we may be unable to complete a business combination.

We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. However, we cannot assure you that our estimates will be accurate. We could use a portion of the funds not being placed in trust to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds not being placed in trust as a down payment or to fund a "no-shop" provision (a provision in letters of intent designed to keep target businesses from "shopping around" for transactions with other companies on terms more favorable to such target business) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into such a letter of intent in which we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a "blank check" company under the United States securities laws. However, since we will have net tangible assets in excess of

$5,000,000 upon the successful consummation of this offering, and will file a Current Report on Form 8-K, including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances than we would if we were subject to such rule.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.

Since August 2003, based upon publicly available information, approximately 31 similarly structured blank check companies have completed initial public offerings. Of these companies, only three companies have consummated a business combination, while three other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, there are approximately 25 blank check companies with more than $1.211 billion in trust that are seeking to carry out a business plan similar to our business plan. Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. While some of those companies must complete a business combination in specific industries, a number of them may consummate a business combination in any industry they choose. Therefore, we may be subject to competition from these and other companies seeking to consummate a business plan similar to ours. Because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. Further, the fact that only six of such companies have either consummated a business combination or entered into a definitive agreement for a business combination may indicate that there are fewer attractive target businesses available to such entities or that many privately held target businesses are not inclined to enter into these types of transactions with publicly held blank check companies like ours. If we are unable to consummate a business combination with a target business within the prescribed time periods, we will be forced to liquidate.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by holders of our Class A common stock will be less than $7.47 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors and service providers we engage and prospective target businesses we negotiate with, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the trust account. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of our holders of Class A common stock. We cannot assure you that the per-share distribution from the trust fund will not be less than $7.47, plus after-tax interest, due to such claims. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our holders of Class A common stock, John C. Drake and Mark R. Graham, have severally agreed that they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, we cannot assure you that they will be able to satisfy those obligations.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we do not complete a business combination within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement is executed within 18 months after the consummation of this offering and the business combination relating thereto is not consummated with such 18 month period), we will dissolve and make liquidating distributions to the holders of our Class A common stock. Under the Delaware General Corporation Law, the holders of our Class A common stock may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Accordingly, our stockholders could potentially be liable for any claims brought against us to the extent of liquidating distributions received by them.

Since we have not yet selected a particular industry or target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the industry or business in which we may ultimately operate.

We may consummate a business combination with a company in any industry we choose and are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business.

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 80,000,000 shares of common stock, par value $.0001 per share (consisting of 77,500,000 shares of Class A common stock and 2,500,000 shares of Class B common stock), and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters' over-allotment option), there will be 59,300,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the unit purchase option granted to MCF, the representative of the underwriters) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitment as of the date of this offering, we are likely to issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if certain covenants that require the maintenance of certain financial ratios or reserves are breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding.

A significant portion of working capital could be expended in pursuing acquisitions that are not consummated.

It is anticipated that the investigation of each specific target business and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. In addition, we may opt to make down payments or pay exclusivity or similar fees in connection with structuring and negotiating a business combination. If a decision is made not to complete a specific business combination, the costs incurred up to that point in connection with the abandoned transaction, potentially including down payments or exclusivity or similar fees, would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target business, we may fail to consummate the transaction for any number of reasons, including those beyond our control such as that more than approximately 19.99% of our stockholders vote against the transaction and exercise their conversion rights even though a majority of our stockholders approve the transaction. Any such event will result in a loss to us of the related costs incurred, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

Our ability to successfully effect a business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following a business combination.

Our ability to successfully effect a business combination is dependent upon the efforts of our key personnel. The role of our key personnel in the target business, however, cannot presently be ascertained. Although some of our key personnel such as John C. Drake and Mark R. Graham may remain associated with the target business in senior management or advisory positions following a business combination, it is likely that some or all of the management of the target business will remain in place. Moreover, our key personnel will be able to remain with the company after the consummation of a business combination only if they are able to negotiate employment or consulting agreements in connection with the business combination, the terms of which, including the compensation to be paid to such individuals, would be determined at such time between the respective parties. However, we will not consider the ability of our key personnel to remain with the company after the consummation of a business combination as a factor in determining whether to proceed with any potential business combination. While we intend to closely scrutinize any individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause us to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. We do not intend to have any full-time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to devote any specific number of hours to our affairs. If our executive officers' other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and have a negative impact on our ability to consummate a business combination. We cannot assure you that these conflicts will be resolved in our favor.

Our officers, directors and their affiliates may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

None of our directors, officers or their affiliates has been or currently is a principal of, or affiliated or associated with, a blank check company. However, our officers and directors may in the future become affiliated with entities, including other "blank check" companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe fiduciary duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor.

All of our officers and directors own shares of our Class B common stock which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our officers and directors own shares of our Class B common stock that were issued prior to or at the time of this offering. Our officers and directors do not have the right to receive distributions with respect to those shares upon our liquidation if we are unable to consummate a business combination. Accordingly, the shares of Class B common stock and any Class B warrants owned or to be acquired by our directors and officers will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors' and officers' discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders' best interests.

If our common stock becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser's written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

After our business combination, we will be solely dependent on a single business and a limited number of products or services.

Our business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition, although this may entail the simultaneous acquisitions of several operating businesses at the same time. By consummating a business combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive and regulatory developments. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

Alternatively, if our business combination entails the simultaneous acquisitions of several operating businesses at the same time from different sellers, we would face additional risks, including difficulties and expenses incurred in connection with the subsequent assimilation of the operations and services or products of the acquired companies into a single operating business. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.

The ability of holders of our Class A common stock to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.

When we seek stockholder approval of any business combination, we will offer each holder of our Class A common stock the right to have his, her or its shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Such holder must both vote against such business combination and then exercise his, her or its conversion rights to receive a pro rata portion of the trust account. Accordingly, if our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust account for possible payment upon such conversion, or we may need to arrange third- party financing to help fund our business combination in case a larger percentage of stockholders exercise their conversion rights than we expect. Since we have no specific business combination under consideration, we have not taken any steps in furtherance of securing third-party financing. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having a leverage ratio that is not optimal for our business combination. This may limit our ability to effectuate the most attractive business combination available to us.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, because we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination, the depletion of the available net proceeds in search of a target business or the obligation to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. Such financing may not be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing may have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our existing stockholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring a stockholder vote.

Upon the consummation of this offering, our existing stockholders (including all of our officers and directors) will collectively own approximately 21.1% of our issued and outstanding shares of common stock (assuming they do not purchase Class A units in this offering). Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office until at least the consummation of the business combination. If there is an annual meeting, as a consequence of our "staggered" board of directors, only a minority of the board of directors will be considered for election and our existing stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholders will continue to exert control at least until the consummation of a business combination.

Any Class A common stock acquired by existing stockholders in the offering or aftermarket will be considered part of the holdings of the public stockholders. These existing stockholders will have the same rights as other public stockholders with respect to such shares, including voting and conversion rights in connection with a potential business combination. Accordingly, they may vote such shares on a proposed business combination any way they choose.

Our existing investors have paid or will pay an aggregate of $1,025,000, or approximately $0.43 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to the investors in this offering. Giving effect to the purchase of 125,000 Class B units concurrently with this offering, our existing investors will have acquired their shares of common stock at an average price per share of approximately $0.43, significantly contributing to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 30%, or $2.36 per share (the difference between the pro forma net tangible book value per share of $5.64, and the initial offering price of $8.00 per unit).

Our outstanding warrants and option may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the units and the common stock, we will be issuing warrants to purchase 9,000,000 shares of common stock. We will also issue an option to purchase 450,000 Class A units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 450,000 Class A warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Therefore, our warrants and option may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and option could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants and option are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to make a demand that we register the resale of their shares of common stock at any time commencing three months prior to the date on which their shares are released from escrow. If our existing stockholders exercise their registration rights with respect to all of the shares of common stock they own or have the right to acquire, then there will be an additional 2,500,000 shares of common stock eligible for trading in the public market. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities because of the potential effect the exercise of such rights may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and you may engage in resale transactions only in those states and a limited number of other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. If you are not an "institutional investor," you must be a resident of these jurisdictions to purchase our securities in the offering. Institutional investors in every state except Idaho may purchase units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states' securities laws, you may engage in resale transactions only in the states referred to in the first sentence of this paragraph, if you are not an institutional investor, and in all states other than Idaho if you are an institutional investor. You may also resell your shares in other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities.

There is currently no market for our securities and a market for our securities may not develop, which could adversely affect the liquidity and price of our securities.

There is no market for our securities. Therefore, you should be aware that you cannot benefit from information about prior market history as to your decision to invest in our company which means you are at further risk if you invest. In addition, the price of the securities, after the offering, can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

Furthermore, an active trading market for our securities may never develop or, if developed, it may not be maintained. Investors may be unable to sell their securities unless a market can be established or maintained.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national securities exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national securities exchange. We cannot assure you, however, that such securities will be approved for quotation or continue to be authorized for quotation by the OTC Bulletin Board or any other market in the future, in which event the liquidity and price of our securities would be even more adversely impacted.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it more difficult for us to complete a business combination, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may be invested by the trust agent only in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to that act, compliance with these additional regulatory burdens would require additional expense for which we have not allotted.

Our directors may not be considered "independent" under the policies of the North American Securities Administrators Association, Inc.

No salary or other compensation will be paid to our directors for services rendered by them on our behalf prior to or in connection with a business combination. Accordingly, we believe our non-executive directors would be considered "independent" as that term is commonly used. However, under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors owns shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by him or her in connection with activities on our behalf (such as identifying potential target businesses and performing due diligence on suitable business combinations), state securities administrators could argue that all of such individuals are not "independent." If this were the case, they would take the position that we would not have the benefit of any independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be "independent," this may not actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations, and a material adverse effect on the market price of the stock held by the public stockholders.

Because our initial stockholders' equity investment is only $1,025,000, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.

Pursuant to the Statement of Policy Regarding Promoter's Equity Investment promulgated by the North American Securities Administrators Association, Inc., any state administrator may disallow an offering of a development stage company if the initial equity investment by a company's promoters does not equal a certain percentage of the aggregate public offering price. Our promoters' initial investment of $1,025,000 (including the proceeds of the concurrent offering of Class B Units) is less than the required $1,885,000 minimum amount pursuant to this policy. A state administrator would have the discretion to disallow our offering. Accordingly, our offering may be disallowed pursuant to this policy.

The determination for the offering price of our units is more arbitrary compared with the pricing of securities for an operating company in a particular industry.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospectus of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospectus for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry as we have no historical operations or financial results to form the basis of any comparison.

Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control and could also limit the market price of our stock.

The Amended and Restated Certificate of Incorporation and By-laws that we will adopt in connection with this offering will contain provisions that could delay or prevent a change of control of our Company or changes in our Board of Directors that our shareholders might consider favorable. These provisions include:

•    authorizing the issuance of preferred stock that can be created and issued by the Board of Directors without prior stockholder approval, with rights senior to those of our common stock;

•    providing for a classified Board of Directors, with each Director serving a staggered three-year term;

•    prohibiting shareholders from filling Board of Directors vacancies, calling special stockholder meetings or taking action by written consent;

•    requiring a vote of the holders of seventy-five percent (75%) or more of the voting power of our outstanding shares to amend, adopt, change or repeal certain provisions of our Amended and Restated Certificate of Incorporation; and

•    requiring advance written notice of stockholder proposals and Director nominations.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with shareholders owing 15% or more of our outstanding voting stock. These and other provisions in our Amended and Restated Certificate of Incorporation and By-laws and Delaware law could make it more difficult for shareholders or potential acquirers to obtain control of our Board of Directors or initiate actions that are opposed by the then-current Board of Directors, including to delay or impede a merger, tender offer, or proxy contest involving our Company. Any delay or prevention of a change of control transaction or changes in our Board of Directors could cause the market price of our common stock to decline. See "Description of Securities."

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over- Allotment Option	Over-Allotment Option Exercised
Gross proceeds of offering of Class A units	$71,000,000	$81,650,000
Gross proceeds of sale of Class B units	1,000,000	1,000,000
Total gross proceeds	$72,000,000	$82,650,000
Offering expenses(1)
Underwriting discount (6% of gross proceeds)(2)	4,320,000	4,959,000
Underwriting non-accountable expense allowance (1% of total gross proceeds)	720,000	720,000
Legal fees and expenses (including Blue Sky services and expenses)	350,000	350,000
Miscellaneous expenses	63,301	63,301
Printing and engraving expenses	60,000	60,000
Accounting fees and expenses	25,000	25,000
SEC registration fee	17,918	17,918
NASD filing fee	23,780	23,780
Net proceeds
Held in trust	64,820,000	74,831,000
Not held in trust	1,600,000	1,600,000
Total net proceeds	$66,420,000	$76,431,000
Use of net proceeds not held in trust(3)
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	$500,000	(31.25%)
Due diligence of prospective target businesses	300,000	(18.75%)
Payment of administrative fee to Blue Alternative Asset Management LLC ($7,500 per month for two years)	180,000	(11.25%)
Legal and accounting fees relating to SEC reporting obligations	100,000	(6.25%)
Working capital to cover miscellaneous expenses, D&O insurance, taxes and reserves	520,000	(32.50%)
Total	$1,600,000	(100.00%)

(1)	A portion of the offering expenses have been paid from the funds we received from John C. Drake and Mark R. Graham described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

(2)	MCF has agreed to defer underwriting fees equal to 2.0% of the gross proceeds of this offering and the offering of Class B units, or $1,440,000 ($1,653,000 if the underwriter's over-allotment option is exercised in full), until the consummation of a business combination. Upon the consummation of a business combination, we will pay such deferred fees to MCF out of the proceeds of this offering and the offering of Class B units held in a trust account at Smith Barney, a division of Citigroup Global Markets, Inc., maintained by Continental Stock Transfer & Trust Company acting as trustee. MCF will not be entitled to any interest accrued on the deferred fees. See "Underwriting—Commissions and Discounts."

(3)	The amount of proceeds not held in trust will remain constant at $1,600,000 even if the over-allotment is exercised.

$66,420,000, or $76,831,000 if the underwriters' over-allotment option is exercised in full, of net proceeds will be placed in a trust account at Smith Barney, a division of Citigroup Global Markets, Inc. maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. Such funds include 2% of the gross proceeds of this offering and the offering of the Class B units, or $1,440,000 ($1,653,000 if the underwriter's over-allotment option is exercise in full), which represent deferred fees payable to MCF upon the consummation of a business combination, if at all. The funds held in trust will be invested only in United States "government securities," within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, so that we are not deemed to be an investment company under the Investment Company Act. The proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account to pay MCF its deferred fee upon the consummation of a business combination will not be available for our use to acquire an operating business. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination.

The payment to Blue Alternative Asset Management LLC, an affiliate of Mark R. Graham, our vice chairman, co-chief executive officer and treasurer, of a monthly fee of $7,500 is for general and administrative services including office space, utilities and secretarial support. This arrangement is being agreed to by Blue Alternative Asset Management for our benefit and is not intended to provide Mr. Graham compensation in lieu of a salary. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Blue Alternative Asset Management is at least as favorable as we could have obtained from an unaffiliated person. This arrangement will terminate upon completion of a business combination or the distribution of the trust account to our public stockholders. Other than the $7,500 per month administrative fee, no compensation of any kind (including finder's, consulting or other similar fees) will be paid to any of our existing officers, directors, stockholders, or any of their affiliates, prior to or in connection with the consummation of the business combination. However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

Regardless of whether the underwriters exercise their over-allotment option in full, the net proceeds available to us out of trust for our search for a business combination will be approximately $1,600,000. We intend to use the excess working capital (approximately $520,000) for director and officer liability insurance premiums (approximately $100,000), with the balance of $420,000 being held in reserve for tax payments and in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs. We could use a portion of the funds not being placed in trust to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds not being placed in trust as a down payment or to fund a "no-shop" provision (a provision in letters of intent designed to keep target businesses from shopping around for transactions with other companies on terms more favorable to such target business) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into, such a letter of intent in which we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a "no-shop" provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, potential target businesses.

The net proceeds of this offering not held in the trust account and not immediately required for the purposes set forth above will be invested only in "government securities" or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 so that we are not deemed to be an investment company under the Investment Company Act. The income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.

John C. Drake and Mark R. Graham have advanced to us a total of $120,000 which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD filing fee and legal and audit fees and expenses. The loans will be payable without interest on the earlier of July 1, 2006 or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our liquidation or if that public stockholder converts such shares into cash in connection with a business combination which the public stockholder (but not our existing stockholders) voted against and which we consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At September 30, 2005, our net tangible book value was a deficiency of $99,910, or approximately $0.04 per share of common stock. After giving effect to (i) the sale of 8,875,000 shares of Class A common stock included in the Class A units, (ii) the sale of 125,000 shares of Class B common stock included in the Class B units and (iii) the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at September 30, 2005 would have been $53,492,479, or $5.64 per share, representing an immediate increase in net tangible book value of $5.68 per share to the existing stockholders and an immediate dilution of $2.36 per share, or 30%, to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $12,951,021 less than it otherwise would have been, because if we effect a business combination, the conversion rights to the public stockholders (but not our existing stockholders) may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account as of two business days prior to the consummation of the proposed business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$8.00
Net tangible book value (deficiency) before this offering	(0.04)
Increase attributable to existing (Class B) and new investors	5.68
Pro forma net tangible book value after this offering		5.64
Dilution to new investors		$2.36

The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders(1)	2,375,000	21.1%	$1,025,000	1.4%	$0.43
New investors	8,875,000	78.9%	$71,000,000	98.6%	$8.00
	11,250,000	100.0%	$72,025,000	100.0%

(1)	Includes 2,250,000 shares of Series B common stock currently outstanding purchased for total consideration of $25,000 and 125,000 shares of Series B common stock purchased in connection with the Series B units for total consideration of $1,000,000.

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value (deficiency) before this offering	$(99,910)
Proceeds from this offering	65,490,000
Proceeds from the sale of Class B units	930,000
Offering costs paid in advance and excluded from net tangible book value before this offering	123,410
Less: Proceeds held in trust subject to conversion to cash	(12,951,021)
$53,492,479
Denominator:
Shares of common stock outstanding prior to this offering(1)	2,375,000
Shares of common stock included in the units offered(2)	8,875,000
Less: Shares subject to conversion (8,875,000 x 19.99%)	(1,774,112)
9,475,888

(1)	Includes shares of Class B common stock underlying the Class B units sold in a simultaneous offering.

(2)	Does not include 125,000 shares issued in connection with the sale of the Class B units.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2005 and as adjusted to give effect to (i) the sale of our Class A units in this offering, (ii) the sale of the Class B units and (iii) the application of the estimated net proceeds derived from the sale of such units:

	September 30, 2005
	Actual	As Adjusted(1)
Notes payable, stockholders	100,000	–
Total debt	100,000	–
Common stock, $.0001 par value, -0- and 1,774,112 shares which are subject to possible conversion, [ ] shares at conversion value	$–	$12,951,012
Stockholders' equity:
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	$–	$–
Common stock, $.0001 par value, 80,000,000 shares authorized; 2,250,000 shares issued and outstanding, actual; 11,250,000 shares issued and outstanding (including 1,774,112 shares subject to possible conversion), as adjusted	225	1,125
Additional paid-in capital	24,775	53,492,854
Deficit accumulated during the development stage	(1,500)	(1,500)
Total stockholders' equity:	$23,500	$53,492,479
Total capitalization	$23,500	$66,443,500

(1)	Assumes full payment to MCF of the underwriters' discount out of the proposed offering, including the $1,440,000 being held in the trust account and excludes the payment of $100 from MCF for its purchase option, proceeds from the sale of units under the purchase option and proceeds from exercise of any warrant.

If we consummate a business combination, the conversion rights afforded to our public stockholders (but not our existing stockholders) may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on April 27, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $1,260,000, including $720,000 representing the underwriters' non-accountable expense allowance of 1% of the gross proceeds, and underwriting discounts of approximately $4,320,000, or $4,959,000 if the over-allotment option is exercised in full, will be approximately $66,420,000, or $76,431,000 if the underwriters' over-allotment option is exercised in full. This includes net proceeds of $1,000,000 from the sale of the Class B units. Of this amount, $64,820,000, or $74,831,000 if the over-allotment option is exercised in full, will be held in trust and the remaining $1,600,000 in either event will not be held in trust. Of the proceeds held in trust, an amount equal to 2.0% of the gross proceeds of this offering and the offering of Class B units, or $1,440,000 ($1,653,000 if the underwriter's over-allotment option is exercised in full), will be used to pay the underwriter a deferred fee upon the consummation of a business combination, and will not be available for our use to acquire an operating business. We intend to use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate that we will incur approximately $300,000 of expenses for the due diligence and investigation of a target business, $500,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $180,000 for the administrative fee payable to Blue Alternative Asset Management LLC ($7,500 per month for two years), $100,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $520,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $100,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us, although we have not entered into any such arrangement and have no current intention of doing so.

We are obligated, commencing on the date of this prospectus, to pay to Blue Alternative Asset Management, an affiliate of Mark R. Graham, a monthly fee of $7,500 for general and administrative services.

On May 27, 2005 and October 10, 2005, John C. Drake and Mark R. Graham advanced an aggregate of $120,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. The loans will be payable without interest on the earlier of July 1, 2006 or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

We have agreed to issue to the representatives of the underwriters, for $100, an option to purchase up to a total of 450,000 units. We estimate that the fair value of this option is approximately $2,018,135 ($4.48 per unit underlying such option), using a Black-Scholes option-pricing model. The fair value of the option granted to the representatives is estimated as of the date of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk-free interest rate of 3.8% and (3) expected life of five years. For a more complete description of the purchase option, see the section appearing elsewhere in this prospectus entitled "Underwriting—Purchase Option."

PROPOSED BUSINESS

Introduction

We are a recently organized Delaware blank check company incorporated on April 27, 2005 in order to serve as a vehicle for the acquisition of an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus on the infrastructure industry.

The infrastructure industry is made up of companies that own, manage, service and maintain the basic facilities, services and installations needed for the functioning of our society. The industry includes the following key sectors:

•	Power and Energy-Related Facilities: power generation, transmission and distribution systems.

•	Transportation: Toll roads; mass transit; rail systems; urban and inter-urban transport; shipping; bridges; tunnels; port facilities; airport services and airlines.

•	Water, Sanitation and Environmental Services: drinking and waste water treatment, transmission and distribution; and other processing facilities providing environmental services.

We intend to focus our search for a target business in the U.S. and Canada. The American Society of Civil Engineers (American Society of Civil Engineers; "Report Card for America's Infrastructure, 2005 Grades") estimates the total investment needed in infrastructure in the U.S. over the next five years is $1.6 trillion. The total investment needed in infrastructure in Canada over the same period is estimated at between C$50 billion and C$125 billion according to TD Bank Financial Group, Cautillo, Michael, M. Eng., P. Eng. "An opportunity to meet transportation infrastructure needs — Building a better, stronger business case" (adapted from the keynote address to the Canadian Institute of Transportation Engineers' (CITE) Annual Conference "Real solutions for today's communities", Moncton, New Brunswick, June 7, 2004). Furthermore, according to the Canadian Society of Civil Engineering, Technology Road Map, "Civil Infrastructure Systems Technology Road Map (2003-2013), a national consensus on preserving Canadian Community lifelines," Canada has already used 79% of the life expectancy of its infrastructure. Accordingly, we believe that a significant opportunity exists because of the significant underinvestment in infrastructure industry in both the U.S. and Canada.

In addition to the demand to maintain and update infrastructure assets, the infrastructure industry is continuing to be impacted by deregulation and privatization. To date, deregulation and privatization activity have been most evident in the sales of power generation and transmission companies and telecommunication companies. According to the Energy Information Administration ("Electricity Reform Abroad and U.S. Investments — The Creation of a Competitive Industry" (October 22, 1997)), sales of waste and transport companies have also seen growing levels of privatization and deregulation.

We believe, based on our management's business judgment, that the Canadian infrastructure industry represents a unique opportunity for our company. Canada, unlike the U.S., has no municipal tax-exempt bond financing, and very few municipalities are allowed to issue bonds to raise capital for infrastructure projects. Provincial governments may not have the capital to invest in the infrastructure industry because of commitments to social welfare spending, such as healthcare. As a result, local governments in Canada can focus only on the larger projects, which has led to an acceptance of private capital financing for the other infrastructure projects. We believe based on our management's business judgment that the emergence and possible growth of private capital financing for infrastructure projects in Canada helps create a favorable environment for acquisition opportunities in the infrastructure industry.

Effecting a Business Combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting one or more business combinations. Although substantially all of the net proceeds of this offering are intended to be applied generally toward effecting a business combination (or combinations) as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, investors in this offering are investing without first having an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We have not identified a target business

To date, we have not selected any target business on which to concentrate our search for a business combination. None of our officers, directors, promoters and other affiliates is currently engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, capital stock exchange, asset acquisition or other similar business combination with us, nor have we, nor any of our agents or affiliates, been approached by any candidates (or representatives of any candidates) with respect to a possible acquisition transaction with us.

Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate. We have also not conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates. As a result, we may not be able to locate a target business or engage in a business combination with a target business on favorable terms.

Subject to the limitations that a target business have a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we may not be able to properly ascertain or assess all significant risks in connection therewith.

Sources of target businesses

While we have not yet identified any acquisition candidates, our management believes, based on its prior business experience, that there are numerous acquisition candidates in the infrastructure industry that are suitable for us to target. We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors, as well as their affiliates, may also bring to our attention target business candidates that they become aware of through their business contacts as a result of formal or informal inquiries or discussions they may have. While we do not presently anticipate engaging the services of professional firms or other individuals that specialize in business acquisitions on any formal basis, we may engage these firms or other individuals in the future, in which event we may pay a finder's fee, consulting fee or other compensation to be determined in an arm's length negotiation based on the terms of the transaction. In no event, however, will any of our existing officers, directors or stockholders, or any entity with which they are affiliated, be paid any finder's fee, consulting fee or other compensation prior to or in connection with the consummation of a business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business (or a combination of target businesses) with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. In evaluating a prospective target business, our management intends to consider, among other factors, the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which is made available to us. We will also seek to have all prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. If any prospective target business refused to execute such agreement, it is unlikely we would continue negotiations with such target business.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

Fair market value of target business

The target business or businesses that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition, although we may acquire a target business whose fair market value significantly exceeds 80% of our net assets. In order to consummate such an acquisition, we may issue a significant amount of our debt and equity securities to the sellers of such businesses and/or seek to raise additional funds through a private offering of debt or equity securities.

Since we have no specific business combination under consideration, we have not entered into any such fund-raising arrangement and have no current intention of doing so. The fair market value of any business target will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business complies with the 80% threshold.

Lack of business diversification

Our business combination must be with a target business or businesses which satisfies the minimum valuation standard at the time of such acquisition, as discussed above, although this process may entail the simultaneous acquisitions of several operating businesses at the same time. Therefore, at least initially, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any one or more of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination; and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business.

Limited ability to evaluate the target business's management

Although we intend to scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, our assessment of the target business's management may not prove to be correct. In addition, our future management may not have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business following a business combination cannot presently be stated with any certainty. While it is possible that individuals such as John C. Drake or Mark R. Graham will remain associated in senior management or advisory positions with us following a business combination, it is unlikely that any of them will devote their full time efforts to our affairs subsequent to a business combination. Moreover, they would only be able to remain with the company after the consummation of a business combination if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business, the ability of such individuals to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. Additionally, our officers and directors may not have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that any such additional managers we do recruit will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, as amended, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business to be acquired.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of Class B common stock in accordance with the vote of the majority of the shares of Class A common stock that are voted. This voting arrangement shall not apply to shares of Class A common stock included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Accordingly, they may vote these shares on a proposed business combination any way they choose. We will proceed with the business combination only if a majority of the shares of Class A common stock that are voted are voted in favor of the business combination and stockholders owning less than 20% of the shares of Class A common stock sold in this offering both exercise their conversion rights and vote against the business combination.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each holder of Class A common stock the right to have such stockholder's shares of Class A common stock converted to cash if such stockholder votes against the business combination and the business combination is approved and completed. Our existing stockholders will not have such conversion rights with respect to any shares of Class B common stock owned by them, directly or indirectly. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any after-tax interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares of Class A common stock sold in this offering (but not including any of the funds deposited in escrow to pay MCF's deferred fee). Without taking into account any interest earned on the trust account, the initial per-share conversion price would be $7.30, or $0.70 less than the per-unit offering price of $8.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Holders of Class A common stock who convert their stock into their share of the trust account still have the right to exercise any warrants they still hold. We will not complete any business combination if holders of Class A common stock, owning 20% or more of the shares of Class A common stock sold in this offering, both exercise their conversion rights and vote against the business combination.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months after the consummation of this offering if the extension criteria described below have been satisfied, we will be dissolved. Upon dissolution, we will distribute to all of our holders of Class A common stock, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account including the amount representing the deferred portion of MCF's fees, inclusive of any after-tax interest, plus any remaining net assets. Our existing stockholders will not participate in any liquidation distribution with respect to shares of Class B common stock owned by them. There will be no distribution from the trust account with respect to our warrants which will expire worthless. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust fund.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $7.47, or $0.53 less than the per-unit offering price of $8.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share liquidation price will not be less than $7.47, plus after-tax interest, due to claims of creditors. John C. Drake and Mark R. Graham have severally agreed, pursuant to agreements with us and MCF, that, if we liquidate prior to the consummation of a business combination, they will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of this offering not held in the trust account. We cannot assure you, however, that they would be able to satisfy those obligations.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to consummate a transaction within 24 months following the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will liquidate the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Holders of Class A common stock will be entitled to receive funds from the trust account only in the event of our liquidation or if they seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. There are approximately 25 blank check companies with more than $1.059 billion in trust that are seeking to carry out a business plan similar to our business plan. Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. Additionally, we may be subject to competition from other companies looking to expand their operations through the acquisition of a target business. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there may be numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders to such holders that both vote against the business combination and exercise their conversion rights may reduce the resources available to us for a business combination; and

•	our outstanding warrants and options, and the potential future dilution they represent, may not be viewed favorably by certain target businesses.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately held entities having a business objective similar to ours in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our principal executive offices at 420 Lexington Avenue, Suite 2650, New York, New York 10170. The cost for this space is included in the $7,500 per-month fee Blue Alternative Asset Management LLC will charge us for general and administrative services commencing on the effective date of this prospectus pursuant to a letter agreement between us and Blue Alternative Asset Management LLC. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Blue Alternative Asset Management LLC is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect each of them to devote an average of approximately ten hours per week to our business. We do not intend to have any full-time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. In all likelihood, these financial statements will need to be prepared in accordance with United States generally accepted accounting principles. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with United States generally accepted accounting principles or that the potential target business will be able to prepare its financial statements in accordance with United States generally accepted accounting principles. To the extent that this requirement cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, we do not believe that this limitation will be material.

Comparison to Rule 419 Offerings of Blank Check Companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$66,260,000, which includes MCF's deferred fees, will be deposited into a trust account at Smith Barney, a division of Citigroup Global Markets, Inc., maintained by Continental Stock Transfer & Trust Company, acting as trustee.	$61,079,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds	The $66,260,000 held in trust will only be invested in United States "government securities" within the meaning of Section 2(a) (16) of the Investment Company Act of 1940 with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on fair value or net assets of target business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

Terms of Our Offering	Terms Under a Rule 419 Offering
Trading of securities issued	The Class A units may commence trading on or promptly after the date of this prospectus. The Class A common stock and Class A warrants comprising the Class A units will begin to trade separately on the 20th trading day after the earlier to occur of the expiration of the over-allotment option and the exercise in full by MCF of such option, unless MCF informs us of its decision to allow earlier separate trading (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular), provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.
No trading of the Class A units and the Class B units, or the common stock and warrants underlying such units, would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.
Exercise of the warrants	The Class A warrants and Class B warrants cannot be exercised until the later of the completion of a business combination and one year from the date of this prospectus and, accordingly, will be exercised only after the trust fund has been terminated and distributed.
The Class A warrants and Class B warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A holder of Class A common stock following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.
A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elects to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.
If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination and our liquidation upon failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
John C. Drake	58	Chairman of the Board, Co-Chief Executive Officer, President and Secretary
Mark R. Graham	47	Director, Co-Chief Executive Officer and Treasurer
John P. Manley	55	Vice Chairman of the Board

John C. Drake has been our Chairman of the Board and Co-Chief Executive Officer since our inception. Mr. Drake co-founded Drake Goodwin & Co. in 1985, and co-founded Drake Goodwin & Graham, a private equity investment firm, in 1992. These affiliated private equity firms have invested in manufacturing, distribution and financial services businesses, as well as real estate development. Mr. Drake served as chairman of Wolverine Tube, Inc., and North Atlantic Holdings, Inc. Since January 2002, Mr. Drake has also been a partner in JJR Capital Partners, a merchant bank in Toronto, Ontario. Additionally, he has been chairman of DGM Bank and Trust in Barbados since June 1998. Mr. Drake has also served as president of Drake Goodwin Corporation, a merchant banking company, since September 1985. Mr. Drake received a B.A. in Biology and an L.L.B. from the University of Western Ontario.

Mark R. Graham has been our Co-Chief Executive Officer, Treasurer and a director since our inception. In 1992, Mr. Graham, along with Mr. Drake, co-founded Drake Goodwin & Graham. Drake Goodwin & Graham has invested in manufacturing, distribution and energy businesses. Since February 2003, Mr. Graham has been a Managing Member of Blue Alternative Asset Management LLC, a fund of hedge funds. Mr. Graham is also Chairman of Insurance Capital Management, Inc., a New York-domiciled reinsurer, a position he has held since December 2000. In April 1997, Mr. Graham became limited partner in Maverick Partners, L.P., the founding investor in Chartwell Investment Partners, a money manager with assets of approximately $6 billion. From May 1987 to February 1992, Mr. Graham worked at Morgan Stanley & Co., where he served as a Vice President in the M&A Department. Mr. Graham holds an A.B. cum laude with Honors from the University of Michigan and a J.D. from Georgetown University Law Center.

John P. Manley has been a director since our inception and is also Vice Chairman of our Board of Directors. Mr. Manley has been Senior Counsel at the Canadian law firm of McCarthy Tétrault LLP since June 2004. Mr. Manley was elected to the Canadian Parliament in 1988 and served in various Cabinet portfolios until December 2003, including Deputy Prime Minister of Canada from January 2002 to December 2003, Finance Minister from June 2002 until December 2003, Minister of Foreign Affairs from October 2000 to January 2002, and Minister of Industry from November 1993 to 2000. Mr. Manley was named Time Canada Magazine's "Newsmaker of the Year" in December 2001. Mr. Manley has been a director of Nortel Networks Limited and Nortel Networks Corporation, its New York Stock Exchange listed parent, since May 2004. Mr. Manley has also been a director of Canadian Imperial Bank of Commerce, a New York Stock Exchange listed North American financial institution, since February 2005. Mr. Manley received a B.A. from Carleton University and an L.L.B. from the University of Ottawa.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of John P. Manley, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of John C. Drake, will expire at the second annual meeting. The term of the third class of directors, consisting of Mark R. Graham, will expire at the third annual meeting.

These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business and structuring, negotiating and consummating its acquisition. None of these individuals has been or currently is a principal of, or affiliated with, any other blank check company. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts and their transactional expertise should enable them to successfully identify and effect an acquisition.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us. Commencing on the date of this prospectus through the acquisition of a target business, we will pay Blue Alternative Asset Management LLC, an affiliate of Mark R. Graham, a fee of $7,500 per month for providing us with office space and certain office and secretarial services. However, this arrangement is solely for our benefit and is not intended to provide Mr. Graham compensation in lieu of a salary. Other than the $7,500 per month administrative fee, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to or in connection with a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors is required to commit his full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•	Since our directors own shares of our common stock which will be released from escrow only if a business combination is successfully completed, and may own warrants which will expire worthless if a business combination is not consummated, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. Accordingly, the personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, timely completing a business combination and securing the release of their stock.

•	Our directors and officers may purchase shares of Class A common stock as part of this offering or in the open market. If they do, they would be entitled to vote such shares as they choose on a proposal to approve a business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation's line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earliest of a business combination, our liquidation or such time as he or she ceases to be an officer or director, to present to our company for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any pre-existing fiduciary or contractual obligations he might have.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of Class B common stock in accordance with the vote of the stockholders owning a majority of the shares of our Class A common stock sold in this offering that are voted. In addition, as holders of Class B common stock, they do not have the right to have their shares of Class B common stock participate in any liquidation distribution prior to a business combination. Any Class A common stock acquired by existing stockholders in the offering or aftermarket will be considered part of the Class A common stock holdings of the public stockholders. Except with respect to the conversion rights afforded to public holders of Class A common stock, these existing stockholders will have the same rights as other public stockholders with respect to such shares of Class A common stock, including voting rights in connection with a potential business combination. Accordingly, they may vote such shares on a proposed business combination any way they choose.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2005 and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming none of the individuals listed purchase units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all of our officers and directors as a group.

All of the common stock owned by such beneficial owners is Class B common stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

			Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Before Offering	After Offering
John C. Drake	1,390,625	(2)	61.8%	12.5%
Mark R. Graham	977,813	(3)	43.5%	8.8%
Graham Family Trust II	392,813	(4)	17.4%	3.5%
John P. Manley	150,000		6.7%	1.3%
All directors and executive officers as a group (three individuals)	2,250,000	(5)	100.0%	20.2%

(1)	Unless otherwise indicated, the business address of each of the beneficial owners is 420 Lexington Avenue, Suite 2650, New York, New York 10170.

(2)	Includes 729,375 shares held by the Drake Family Capital Appreciation Trust, a trust for the benefit of Mr. Drake's children. Mr. Drake is the trustee of the trust. Also includes 661,250 shares held by DG Acquisition II LLC, a limited liability company. Mr. Drake and Mr. Graham are co-managing members of DG Acquisition II LLC and share the power to vote and to dispose of any shares owned by DG Acquisition II LLC.

(3)	Includes 316,563 shares held by Mr. Graham and 661,250 shares held by DG Acquisition II LLC, a limited liability company. Mr. Drake and Mr. Graham are co-managing members of DG Acquisition II LLC and share the power to vote and to dispose of any shares owned by DG Acquisition II LLC.

(4)	The Graham Family Trust II is a trust for the benefit of Mr. Graham's children. Mr. Hume Steyer is the trustee of the trust.

(5)	Includes the shares of common stock owned by the Drake Family Capital Appreciation Trust and the Graham Family Trust II.

Concurrently with this offering, we will be selling to DG Acquisition I LLC, a limited liability company owned by some of our existing stockholders or their affiliates, 125,000 Class B units for a total purchase price of $1,000,000 or $8.00 per unit. Each Class B unit will consist of (i) one share of Class B common stock and (ii) one Class B warrant. These additional shares are not reflected in the table above. Mr. Drake and Mr. Graham have been designated the managing members of DG Acquisition I LLC and will have voting power and investment power over the Class B common stock and Class B warrants held by DG Acquisition I LLC and thus may be deemed the beneficial owners of such securities. We believe that the purchase of the Class B units by our existing investors demonstrates their confidence in our ultimate ability to effect a business combination because the Class B common shares are not convertible into trust account proceeds and will not receive any amounts upon liquidation prior to a business combination and the Class B warrants will expire worthless if we are unable to consummate a business combination.

Immediately after this offering, our existing stockholders, which include all of our officers and directors, collectively, will beneficially own approximately 21.1% of the then issued and outstanding shares of our common stock (assuming none of them purchases any Class A units in this offering). None of our existing stockholders, officers and directors has indicated to us that he, she or it intends to purchase any Class A units in this offering. Because of the ownership block held by our existing stockholders, such individuals may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

All of the shares of Class B common stock outstanding prior to the date of this prospectus and the Class B units purchased concurrently with this offering will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•	one year after the completion of a business combination;

•	the date on which the last sales price of our Class A common stock equals or exceeds $13.50 per share for any 20 trading days within a 30-trading day period;

•	our liquidation following a business combination; and

•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of the currently outstanding Class B common stock and the Class B units will not be able to sell or transfer shares of Class B common stock, Class B warrants or Class B units except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

Messrs. Drake and Graham are deemed to be our "promoters," as that term is defined under the federal securities laws.

CERTAIN TRANSACTIONS

In April 2005, we issued 2,250,000 shares of our Class B common stock to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.01 share, as follows:

Name	Number of Shares	Relationship to Us
Drake Family Capital Appreciation Trust	766,875	The Trustee of the Trust is our Chairman of the Board, Co-Chief Executive Officer, President and Secretary
Graham Family Trust II	392,813	The beneficiaries of the Trust are the children of our Co-Chief Executive Officer and Treasurer
Mark R. Graham	374,062	Director, Co-Chief Executive Officer and Treasurer and Managing Member of Blue Alternative Asset Management LLC
Peter L. Getz	163,125	Stockholder and Managing Member of Blue Alternative Asset Management LLC
Jay W. Freeman	160,312	Stockholder
Ronald D. Schmeichel	160,312	Stockholder
Richard A. Schwartz	90,000	Stockholder
John P. Manley	75,000	Vice Chairman of the Board
Gina M. Giaquinto	30,000	Assistant Secretary and Vice President of Blue Alternative Asset Management LLC
Kathleen E. Murphy	26,250	Stockholder
Mark S. Tassie	11,250	Stockholder

Subsequently, the Drake Family Capital Appreciation Trust and Mark R. Graham assigned a total of 75,000 shares to John P. Manley and Mr. Graham assigned 20,000 shares to another person. All of the other stockholders except the Drake Family Capital Appreciation Trust, Graham Family Trust II and Mark R. Graham have agreed to contribute their shares of Class B common stock to DG Acquisition II LLC, a limited liability company of which John C. Drake and Mark R. Graham are co-managing members, such transfer to be effective as of November 1, 2005.

If the representative of the underwriters determines the size of the offering should be increased, a stock dividend would be effected in order to maintain our existing stockholders' ownership at a percentage of the offering size.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares and will have the right to require the filing of shelf registration statements, if we are eligible, pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

In addition, concurrently with this offering, we will be selling to DG Acquisition LLC, a limited liability company owned by each of the above-listed stockholders, 125,000 Class B units for a total purchase price of $1,000,000, or $8.00 per unit.

Blue Alternative Asset Management LLC, an affiliate of Mark R. Graham, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us a small amount of office space and certain office and secretarial services, as we may require from time to time. We have agreed to pay Blue Alternative Asset Management $7,500 per month for these services. Mr. Graham is a Managing Member of Blue Alternative Asset Management LLC. Additionally, Peter L. Getz and Gina M. Giaquinto, investors in DG Acquisition I LLC and DG

Acquisition II LLC, are a Managing Member and vice president, respectively, of Blue Alternative Asset Management LLC. Accordingly, they will benefit from the transaction to the extent of their interest in Blue Alternative Asset Management LLC. However, this arrangement is solely for our benefit and is not intended to provide our officers or stockholders compensation in lieu of a salary. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Blue Alternative Asset Management LLC is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed "independent," we did not have the benefit of disinterested directors approving this transaction.

As of the date of this prospectus, each of John C. Drake and Mark R. Graham has advanced $120,000 to us to cover expenses related to this offering. The loans will be payable without interest on the earlier of July 1, 2006 or the consummation of this offering. We intend to repay these loans from the proceeds of this offering not being placed in trust.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder's fees, consulting fees or other similar compensation, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates, prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested "independent" directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested "independent" directors (or, if there are no "independent" directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 80,000,000 shares of common stock, par value $.0001 (consisting of 77,500,000 shares of Class A common stock and 2,500,000 shares of Class B common stock), and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 2,250,000 shares of Class B common stock are outstanding, held by eleven stockholders of record. No shares of preferred stock are currently outstanding.

Units

Each Class A unit sold in this offering consists of one share of Class A common stock and one Class A warrant. Each Class A warrant entitles the holder to purchase one share of Class A common stock. The Class A common stock and warrants will begin to trade separately on the 20th trading day after the earlier to occur of the expiration of the over-allotment option and the exercise in full by MCF of such options unless MCF informs us of its decision to allow earlier separate trading (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading pattern of, and demand for, our securities in particular), provided that in no event may the Class A common stock and Class A warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in the Form 8-K, or amendment thereto, or in a subsequent Form 8-K information indicating if MCF has allowed separate trading of the Class A common stock and Class A warrants prior to the 20th trading day after the earlier to occur of the expiration of the over-allotment option and the exercise in full by MCF of such option.

The Class B units are identical to the units sold in this offering except that each Class B unit consists of: (i) one share of Class B common stock and (ii) one Class B warrant. Further, the Class B units will not be traded on The OTC Bulletin Board.

Common Stock

Our Class A common stock and our Class B common stock are identical in all respects except that (i) our Class B common stock is not convertible into cash from the trust account and (ii) our Class B common stock will not be entitled to receive any amounts upon liquidation before a business combination. Each share of Class B common stock will convert into one share of Class A common stock automatically upon the completion of a business combination.

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of Class B common stock owned by them in accordance with the vote of the majority of the shares of our Class A common stock. This voting arrangement shall not apply to shares included in Class A units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of Class A common stock are voted in favor of the business combination and public stockholders owning less than 20% of the Class A shares sold in this offering both exercise their conversion rights discussed below and vote against the business combination.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, holders of Class A common stock are entitled to share ratably in the trust fund, including any interest, and any net assets remaining available for distribution to them after payment of liabilities. Holders of Class B common stock will not have the right to share in any distribution with respect to Class B common stock owned by them, if we are forced to liquidate, until the holders of Class A common stock have received $8.00 per share of Class A common stock.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Class A common stock, except that holders of Class A common stock have the right to have their shares of Class A common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Holders of Class A common stock who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. No shares of preferred stock are being issued or registered in this offering. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each Class A warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	one year from the date of this prospectus.

The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the warrants for redemption (including any warrants issued upon exercise of our unit purchase option) at any time after the warrants become exercisable;

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days' prior written notice of redemption to each warrant holder, and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless, at the time of exercise, a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

The warrants included in the units sold in this offering and the Class B warrants are identical in all respects except that before a business combination the Class B warrants are exercisable only for shares of Class B common stock. From and after the completion of a business combination, the Class B warrants will be exercisable for shares of Class A common stock.

Purchase Option

We have agreed to sell to MCF, the representative of the underwriters, an option to purchase up to a total of 450,000 Class A units at $9.38 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the Class A units sold in this offering).

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately after this offering, we will have 11,250,000 shares of common stock outstanding, or 12,581,250 shares if the over-allotment option is exercised in full. Of these shares, a total of 9,000,000 shares sold in this offering and in the offering of the Class B units, or 10,331,250 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act and except that the Class B common stock to be sold concurrently with this offering will be placed in the escrow referred to below. All of the remaining 2,250,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those shares will be eligible for sale under Rule 144 prior to April 27, 2006. Notwithstanding this restriction, all of those shares and all of the Class B units have been placed in escrow and will not be transferable for a period of the earlier of (i) [one year after the completion of a business combination] (ii) the date on which the last sale price of our Class A common stock equals or exceeds $13.50 per share for any 20 trading days within a 30-trading day period, and will only be released prior to that date, subject to certain limited exceptions, such as our liquidation following a business combination or a subsequent transaction resulting in our stockholders' having the right to exchange their shares for cash or other securities.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 112,500 shares immediately after this offering (or 125,812 if the over-allotment option is exercised in full); and

•	if the common stock is listed on a national securities exchange or on the Nasdaq Stock Market, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, act as "underwriters" under the Securities Act when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our 2,500,000 issued (or issuable pursuant to the Class B warrants) and outstanding shares of Class B common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares and will have the right to require the filing of shelf registration statements, if we are eligible. The holders of the majority of these shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. In addition, these stockholders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which MCF is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units
Merriman Curhan Ford & Co.

Total	8,875,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. We will offer and sell the Class A units to retail customers only in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the Class A units registered for sale and will not sell the Class A units in these states until such registration is effective (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).

If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state except in Idaho may purchase the units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Under the National Securities Markets Improvement Act of 1996, the resale of the Class A units, from and after the date of this prospectus, and the Class A common stock and Class A warrants comprising the Class A units, once they become separately transferable, are exempt from state registration requirements because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, individual states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. The following states do not presently require any notice filings or fee payments and permit the resale of the Class A units, and the Class A common stock and Class A warrants comprising the Class A units, once they become separately transferable:

•	Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Hawaii, Indiana, Louisiana, Maine, Missouri, Nevada, New York, North Carolina, Ohio, Pennsylvania, Utah, Virginia, Washington and Wisconsin.

Additionally, the following states permit the resale of the Class A units, and the Class A common stock and Class A warrants comprising the Class A units, once they become separately transferable, if the proper notice filings have been made and fees paid:

•	Delaware, the District of Columbia, Kansas, Maryland, Michigan, New Hampshire, Rhode Island, South Carolina, Texas and Vermont.

As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute relating to the National Securities Markets Improvement Act of 1996 adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.

Despite the exemption from state registration provided by the National Securities Markets Improvement Act of 1996, described above, the following states and territory, regardless of whether they require a filing to be made or fee to be paid, have advised us that they do not recognize such act as a basis for exempting the registration of resales in their states of securities issued in blank check offerings:

•	Alaska, Arkansas, California, Illinois, Iowa, Kentucky, Massachusetts, Minnesota, Mississippi, Montana, Nebraska, New Jersey, New Mexico, North Dakota, Oklahoma, Puerto Rico, Tennessee, West Virginia and Wyoming.

We do not intend to register the resale of the Class A units, Class A common stock and Class A warrants sold in this offering in these states.

However, we believe that the Class A units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states, without any notice filings or fee payments, based upon the availability of another applicable exemption from the state's registration requirements:

•	immediately in Delaware, the District of Columbia, Illinois, Kentucky, Maryland and Rhode Island;

•	commencing 90 days after the date of this prospectus in Iowa and New Mexico; and

•	commencing 180 days from the date of this prospectus in Massachusetts.

Idaho has informed us that it does not permit the resale in its state of securities issued in blank check offerings, without exception. We will amend this prospectus for the purpose of disclosing additional states, if any, which advise us that our securities will be eligible for secondary trading without registration.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the Class A units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $             per unit and the dealers may reallow a concession not in excess of $             per unit to other dealers.

Prior to this offering, there has been no public market for any of our securities. The public offering price of the Class A units and the terms of the Class A warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the Class A units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have granted to the representative of the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 1,331,250 additional Class A units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The representative of the underwriters may exercise the over-allotment option if the underwriters sell more Class A units than the total number set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the representative of the underwriters of its over-allotment option.

	Per unit	Without option		With option
Public offering price	$8.00	$72,000,000	(4)	$82,650,000
Discount(1)	$0.48	$4,320,000		$4,959,000
Non-accountable Expense Allowance(2)	$0.08	$720,000		$720,000
Proceeds before expenses(3)	$7.44	$66,960,000		$76,971,000

(1)	MCF has agreed to defer underwriting fees equal to 2.0% of the gross proceeds of this offering and the offering of the Class B units, or $1,440,000 ($1,653,000 if the underwriter's over-allotment option is exercised in full), until the consummation of a business combination. Upon the consummation of a business combination, we will pay such deferred fees to MCF out of the proceeds of this offering and the offering of the Class B units held in a trust account at Smith Barney, a division of Citigroup Global Markets, Inc., maintained by Continental Stock Transfer & Trust Company acting as trustee. MCF will not be entitled to any interest accrued on the deferred fees.

(2)	The non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters' over-allotment option.

(3)	The offering expenses are estimated at $540,000.

(4)	The public offering price includes the $1,000,000 Class B unit offering.

Purchase Option

We have agreed to sell to the representative, for $100, an option to purchase up to a total of 450,000 Class A units. The Class A units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the Class A units sold in the offering). This option is exercisable at $9.38 per unit, and may be exercised on a cashless basis, commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus. We believe that the option and the 450,000 Class A units, the 450,000 shares of Class A common stock and the 450,000 Class A warrants underlying such units, and the 450,000 shares of Class A common stock underlying such warrants, will be deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and "piggy-back" rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our Class A units before the distribution of the Class A units is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of preventing or retarding a decline in the price of our Class A units, as long as stabilizing bids do not exceed the offering price of $8.00.

•	Over-Allotments and Syndicate Covering Transactions. The underwriters may create a short position in our Class A units by selling more of our Class A units than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our Class A units in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of our securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of our securities if it discourages resales of our securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provides services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm's length negotiation; provided that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the date of this prospectus, unless the National Association of Securities Dealers determines that such payment would not be deemed underwriters' compensation.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Morrison & Foerster LLP, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of BDO Seidman, LLP are included in reliance upon their report given upon the authority of BDO Seidman, LLP as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. When used in this prospectus, the term "registration statement" includes amendments to the registration statement as well as the exhibits, schedules, financial statements and notes filed as part of the registration statement. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed with the SEC as an exhibit to the registration statement, each such statement being qualified by and subject to such reference in all respects. As a result of the offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with such laws, we will file reports and other information with the SEC. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

DG ACQUISITION CORP.
(A development stage enterprise)

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Financial statements
Balance Sheet	F-3
Statement of Operations	F-4
Statement of Changes in Stockholders' Equity	F-5
Statement of Cash Flows	F-6
Summary of Significant Accounting Policies	F-7
Notes to Financial Statements	F-8 – F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
DG Acquisition Corp.

We have audited the accompanying balance sheet of DG Acquisition Corp. (a corporation in the development stage) as of September 30, 2005, and the related statements of operations, stockholders' equity and cash flows for the period from April 27, 2005 (inception) to September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DG Acquisition Corp. as of September 30, 2005, and the results of its operations and its cash flows for the period from April 27, 2005 (inception) to September 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming DG Acquisition Corp. will continue as a going concern. The Company has no operations and as discussed in Note 2, is in the process of raising capital through a Proposed Offering. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

New York, New York

October 5, 2005

DG ACQUISITION CORP.
(a corporation in the development stage)

BALANCE SHEET

September 30, 2005

ASSETS
Current assets – Cash	$90
Deferred registration costs (Note 3)	123,410
Total assets	$123,500

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities – Notes payable, stockholders (Note 4)	$100,000

Commitments (Note 5)

Stockholders' equity (Notes 1, 2, 6 and 7)
Preferred stock, $.0001 par value;
Authorized 1,000,000 shares; none issued	–
Common stock, $.0001 par value;
Authorized 80,000,000 shares;
Issued and outstanding 2,250,000 shares	225
Additional paid-in capital	24,775
Deficit accumulated during the development stage	(1,500)
Total stockholders' equity	23,500
Total liabilities and stockholders' equity	$123,500

See Notes to Financial Statements.

DG ACQUISITION CORP.
(a corporation in the development stage)

STATEMENT OF OPERATIONS

For the period April 27, 2005 (inception) to September 30, 2005

Formation and operating costs	$1,500
Net loss	$(1,500)
Weighted average shares outstanding	2,250,000
Basic and diluted net loss per share	$(0.00)

See Notes to Financial Statements.

DG ACQUISITION CORP.
(a corporation in the development stage)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the period April 27, 2005 (inception) to September 30, 2005

	Common Stock		Additional paid-in capital	Deficit Accumulated During the Development Stage	Stockholders' Equity
	Shares	Amount
Common shares issued to initial stockholders (Note 7)	2,250,000	$225	$24,775	$–	$25,000
Net loss for the period	–	–	–	(1,500)	(1,500)
Balance at September 20, 2005	2,250,000	$225	$24,775	$(1,500)	$23,500

See Notes to Financial Statements

DG ACQUISITION CORP.
(a corporation in the development stage)

STATEMENT OF CASH FLOWS

For the period April 27, 2005 (inception) to September 30, 2005

Cash flow from operating activities
Net loss	$(1,500)
Net cash used in operating activities	(1,500)

Cash flows from financing activities
Proceeds from notes payable, stockholders	100,000
Proceeds from issuance of common stock to initial stockholders	25,000
Payments of deferred registration costs	(123,410)

Net cash provided by financing activities	1,590

Net increase in cash and cash at end of period	$90

See Notes to Financial Statements

DG ACQUISITION CORP.
(a corporation in the development stage)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Income taxes	The Company follows Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes," which is an asset and liability approach that has been recognized in the Company's financial statements. The Company has a net operating loss carryforward of approximately $1,500 available to reduce any future income taxes. The tax benefit of this loss, approximately $600, has been fully offset by a valuation allowance due to the uncertainty of its realization.

Net loss per share	Net loss per share is computed on the basis of the weighted average number of common shares outstanding during the period.

Use of estimates	The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the report amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

DG ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

1.	Organization, Business Operations	DG Acquisition Corp. (the "Company") was incorporated in Delaware on April 27, 2005 as a blank check company whose objective is to acquire an operating business. The Company's initial stockholders purchased 2,250,000 shares of common stock, $.001 par value, for $25,000 on April 27, 2005.

At September 30, 2005, the Company had not yet commenced any operations. All activity through September 30, 2005 relates to the Company's formation and the proposed public offering described below.

The Company has selected December 31 as its fiscal year-end. The Company's ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering of up to 9,000,000 units ("Units") which is discussed in Note 2 ("Proposed Offering"). The Company's management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of this Proposed Offering are intended to be generally applied toward consummating a business combination with an operating business ("Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, management has agreed that at least $7.47 per Unit sold in the Proposed Offering will be held in a trust account ("Trust Account") and invested in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days, or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses, or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Certain of the Company's directors have agreed that they will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that the directors will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Proposed Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company's stockholders prior to the Proposed

DG ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 2,250,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders.

The Company's Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 2).

2.	Proposed Public Offering	The Proposed Offering calls for the Company to offer for public sale up to 9,000,000 Units at a proposed offering price of $8.00 per Unit (plus up to an additional 1,331,250 units solely to cover over-allotments, if any). Each Unit consists of one share of the Company's common stock and one Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a Business Combination and one year from the effective date of the Proposed Offering and expiring five years from the effective date of the Proposed Offering. The Company may redeem the Warrants, at a price of $.01 per Warrant upon 30 days' notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The Company will pay the underwriters in the Proposed Offering an underwriting discount of 6% of the gross proceeds of the Proposed Offering and a non-accountable expense allowance of 1% of the gross proceeds of the

DG ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

Proposed Offering. The Company will also issue an option, upon consummation of the offering, for $100, to the Representative to purchase 450,000 Units at an exercise price of $9.38 per Unit. The Company intends to account for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders' equity. Accordingly, there will be no net impact on the Company's financial position or results of operations. The Company estimates that the fair value of this option is approximately $2,018,135 ($4.48 per Unit underlying such option) using a Black-Scholes option-pricing model. The fair value of the option granted to the representatives is estimated as of the date of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk-free interest rate of 3.8% and (3) expected life of 5 years. The option is exercisable commencing on the later of the consummation of a business combination and one year from the date of the prospectus and expiring five years from the date of the prospectus. The option may be exercised for cash or on a "cashless" basis, at the holder's option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash. The Warrants underlying such Units will be exercisable at $7.50 per share.

3.	Deferred Registration Costs	Deferred registration costs consist principally of legal and underwriting fees incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to stockholders' equity upon the receipt of the capital raised. Should the Proposed Offering prove to be unsuccessful, these deferred costs as well as additional expenses to be incurred will be charged to operations.

4.	Notes Payable, Stockholders	The Company issued $100,000 of unsecured promissory notes to two of its Officers on May 27, 2005. The notes are non-interest bearing and are payable on the earlier of July 1, 2006 or the consummation of the Proposed Offering.

5.	Commitments	The Company presently occupies office space provided by an affiliate of three of the Initial Stockholders. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Proposed Offering.

Pursuant to letter agreements to be entered into with the Company and the Representative, the Initial Stockholders will waive their right to receive distributions with respect to their founding shares upon the Company's liquidation.

The Initial Stockholders will be entitled to registration rights with respect to their founding shares pursuant to an agreement to be signed prior to or on the effective date of the Proposed Offering. The holders of the majority of

DG ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

these shares are entitled to make up to two demands that the Company register these shares at any time commencing three months prior to the third anniversary of the effective date of the Proposed Offering. In addition, the Initial Stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Proposed Offering.

The Company has also agreed to pay the fees and issue the securities to the underwriters in the Proposed Offering as described in Note 2 above.

6.	Preferred Stock	The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

7.	Common Stock	On September 30, 2005, the Company's Board of Directors authorized a 4-to-3 reverse stock split of its common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect this transaction.

Until                          , 20    , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$71,000,000

DG Acquisition Corp.

8,875,000 Class A Units

PROSPECTUS

Merriman Curhan Ford & Co.

                         , 2005

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[Cover page for Class B Units]

Preliminary Prospectus
Subject to Completion, November 2, 2005

PROSPECTUS

$1,000,000

DG ACQUISITION CORP.

125,000 Class B Units

DG Acquisition Corp. is a newly organized blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on acquiring an operating business in the infrastructure industry. We do not have any specific business combination under consideration and we have not (nor has anyone on our behalf) contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction.

This prospectus is for a public offering of our Class B units. Each Class B unit consists of:

•	one share of our Class B common stock; and

•	one Class B warrant.

Each Class B warrant entitles the holder to purchase one share of our Class B common stock at a price of $6.00. Each Class B warrant will become exercisable on the later of our completion of a business combination and                          , 2006 [one year from the date of this prospectus], and will expire on                          , 2010 [five years from the date of this prospectus], or earlier upon redemption.

There is presently no public market for our units, common stock or warrants and no public market is expected to develop for the Class B units, the Class B common stock or the Class B warrants.

Concurrently with this offering, we are making an initial public offering of 8,875,000 of our Class A units (the "Class A units") for a total purchase price of $71,000,000 or $8.00 per unit. Each Class A unit will consist of (i) one share of Class A common stock and (ii) one warrant to purchase one share of Class A common stock (a "Class A warrant"). The Class B common stock will be identical to the Class A common stock except that it (i) will not be convertible into cash in the trust account and (ii) will not receive any amounts upon liquidation before a business combination.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)	Proceeds, before expenses, to us
Per unit	$8.00	$0.56	$7.44
Total	$1,000,000	$70,000	$930,000

(1)	Includes a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $0.08 per unit ($10,000 in total) payable to MCF. Additionally, MCF has agreed to defer underwriting fees equal to 2.0% of the gross proceeds of this offering, or $20,000, until the consummation of a business combination. Upon the consummation of a business combination, we will pay such deferred fees to MCF out of the proceeds of this offering held in a trust account at Smith Barney, a division of Citigroup Global Markets, Inc., maintained by Continental Stock Transfer & Trust Company acting as trustee. MCF will not be entitled to any interest accrued on the deferred fees. See "Underwriting—Commissions and Discounts."

Merriman Curhan Ford & Co.

                    , 2005

Until                          , 20    , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$1,000,000

DG Acquisition Corp.

125,000 Class B Units

PROSPECTUS

Merriman Curhan Ford & Co.

                         , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Trustees' fee	$1,000.00	(1)
SEC Registration Fee	17,917.89
NASD filing fee	23,780.01
Accounting fees and expenses	25,000.00
Printing and engraving expenses	60,000.00
Legal fees and expenses	300,000.00
Blue sky services and expenses	50,000.00
Miscellaneous	62,302.10	(2)
Total	$540,000.00

(1)    In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant's common stock, $2,400 for acting as warrant agent for the registrant's warrants and $1,800 for acting as escrow agent.

(2)    This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

"Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)    Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)    For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article VIII of our Amended and Restated Certificate of Incorporation provides:

"(b)    The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.

(c)    Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such person may be entitled to indemnification hereunder shall be paid by the Corporation (in the case of any action, suit or proceeding against a director of the Corporation), or may be paid by the Corporation, as authorized by the Board of Directors (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation), in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII."

Sections 7.3 and 7.5 of Article VII of our Amended and Restated By-Laws provide:

"Section 7.3 To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

Section 7.5 Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the

Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate."

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

(a)    During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Stockholders	Number of Shares
Drake Family Capital Appreciation Trust	766,875
Graham Family Trust II	392,812
Mark R. Graham	374,063
Peter L. Getz	163,125
Jay W. Freeman	160,312
Ronald D. Schmeichel	160,312
Richard A. Schwartz	90,000
John P. Manley	75,000
Gina M. Giaquinto	30,000
Kathleen E. Murphy	26,250
Mark S. Tassie	11,250

Such shares were issued on April 27, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, accredited, wealthy individuals and entities. The shares issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at a price of approximately $0.01111 per share. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
1.2	Form of Selected Dealers Agreement.
3.1	Form of Amended and Restated Certificate of Incorporation.*
3.2	Form of Amended and Restated By-laws.*
4.1	Specimen Class A Unit Certificate.
4.2	Specimen Class B Unit Certificate.
4.3	Specimen Class A Common Stock Certificate.
4.4	Specimen Class B Common Stock Certificate.
4.5	Specimen Class A Warrant Certificate.

Exhibit No.	Description
4.6	Specimen Class B Warrant Certificate.
4.7	Form of Unit Purchase Option to be granted to Merriman Curham Ford & Co.†
4.8	Form of Class A Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
4.9	Form of Class B Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of Willkie Farr & Gallagher LLP.†
10.1	Letter Agreement among the Registrant, Merriman Curhan Ford & Co. and Drake Family Capital Appreciation Trust.†
10.2	Letter Agreement among the Registrant, Merriman Curhan Ford & Co. and John C. Drake.†
10.3	Letter Agreement among the Registrant, Merriman Curhan Ford & Co. and Graham Family Trust II.†
10.4	Letter Agreement among the Registrant, Merriman Curhan Ford & Co. and Mark R. Graham.†
10.5	Letter Agreement among the Registrant, Merriman Curhan Ford & Co. and John P. Manley.†
10.6	Letter Agreement among the Registrant, Merriman Curhan Ford & Co. and DG Acquisition I LLC.†
10.7	Letter Agreement among the Registrant, Merriman Curhan Ford & Co. and DG Acquisition I LLC.†
10.8	[Reserved]
10.9	[Reserved]
10.10	[Reserved]
10.11	[Reserved]
10.12	[Reserved]
10.13	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.14	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.†
10.15	Form of Promissory Notes, issued to each of Mark R. Graham and John C. Drake.*
10.16	Form of Registration Rights Agreement among the Registrant Drake Family Capital Appreciation Trust, Graham Family Trust II, Mark, R. Graham, DG Acquisition I LLC and DG Acquisition II LLC.†
10.17	[Reserved]
10.18	Form of Letter Agreement between Blue Alternative Asset Management LLC and Registrant regarding administrative support.*

Exhibit No.	Description
10.19	Form of Letter Agreement dated as of August 16, 2005 from each of Drake Family Capital Appreciation Trust, Graham Family Trust II, Mark R. Graham, John P. Manley, Jay W. Freeman, Ronald D. Schmeichel, Richard A. Schwartz, Kathleen E. Murphy, Mark S. Tassie, Gina M. Giaquinto and Peter L. Getz, to the Registrant.*
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).†
24	Power of Attorney (included on signature page of this Registration Statement).*

†	To be filed by amendment.

*	Previously filed.

Item 17. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 2nd day of November, 2005.

DG ACQUISITION CORP.
By:/s/ Mark R. Graham Mark R. Graham Co-Chief Executive Officer and Treasurer (Principal Executive Officer and Principal Accounting and Financial Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

*	Chairman of the Board, Co-Chief Executive Officer, President and Secretary	November 2, 2005

John C. Drake

/s/ Mark R. Graham	Co-Chief Executive Officer and Treasurer (Principal Executive Officer and Principal Accounting and Financial Officer) and Director	November 2, 2005

Mark R. Graham

*	Vice Chairman of the Board	November 2, 2005

John P. Manley

*	By Mark R. Graham, attorney-in-fact